Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer	Jaffoni & Collins Incorporated
Chief Financial Officer	(212) 835-8500 or FLYR@jcir.com
(303) 706-0778

NAVIGANT INTERNATIONAL (FLYR) ADOPTS STOCKHOLDER RIGHTS PLAN

Denver, Colorado – July 19, 2005 – Navigant International, Inc. (Pink Sheets: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock held as of the close of business on July 29, 2005.

The Board adopted the Stockholder Rights Plan to prevent an entity or person from gaining control of the Company without paying all stockholders a fair price for their shares. The Board believes that Navigant International’s share price may be depressed as a result of the Company’s previously announced delays in filing its Annual Report on Form 10-K for the year ended December 26, 2004 and its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005 and the resulting delisting of Navigant’s shares from the NASDAQ National Market System on July 13, 2005.

The Rights Plan does not prevent a takeover of the Company, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to negotiate with the Navigant’s Board of Directors. The Company has from time to time received indications from parties interested in considering acquiring the Company. The Stockholder Rights Plan is not being adopted as a result of any such prior indications of interest and the Company’s Board of Directors will consider any transaction that is in the best interests of the Company and its stockholders.

The Rights Plan, which will expire in accordance with its terms on July 19, 2006, unless extended, will entitle stockholders to buy one one-thousandth of a share of Series A Preferred Stock of the Company at an exercise price of $40.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s outstanding common stock or commences a tender or exchange offer which, upon consummation, would result in such person or group being the beneficial owner of 15% or more of the Company’s outstanding common stock.

If any person becomes the beneficial owner of 15% or more of the Company’s common stock, or if a holder of 15% or more of the Company’s common stock engages in certain self-dealing transactions or a merger transaction in which the Company is the surviving corporation and its common stock remains outstanding, then each Right not owned by such person (or certain related parties) will entitle its holder to purchase, at the Right’s then-current exercise price, units of the Company’s Series A Preferred Stock (or, in certain circumstances, Company common stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price of the Right. In addition, if Navigant International, Inc. is involved in a merger or other business combination transactions with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price of the Right.

At the discretion of the Board of Directors, Navigant International, Inc. will generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth business day following public announcement that a person or group has acquired 15% or more of the Company’s common stock.

Certain provisions of the Stockholder Rights Plan are outlined in filings with the United States Securities and Exchange Commission and in a letter, which is being mailed to all stockholders.

About Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America, based on airline tickets sold, serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 5,100 Associates and has operations in 1,000 locations in 20 countries and U.S. territories.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, relisting of the Company’s stock on the Nasdaq National Market and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, completion of the company financial statements for 2004, any related restatements of financial statements, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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